Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our reports dated August 17, 2010, with respect to the carve-out consolidated financial statements of the Business Acquired from Press-Sense Ltd. included in the Current Report on Form 8-K/A of Bitstream Inc.

/s/ Kost Forer Gabbay and Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY and KASIERER
August 17, 2010	A Member of Ernst & Young Global